Exhibit 99.1

Vical Reports 2006 Financial Results

          SAN DIEGO, Feb. 20 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today reported financial results for the year ended December 31, 2006.  Revenues for 2006 were $14.7 million compared with $12.0 million for 2005.  The increase in revenues was driven primarily by contract manufacturing shipments of bulk DNA for the National Institutes of Health (NIH) in support of planned Phase 2 HIV vaccine studies, partially offset by decreased licensing revenues in 2006 compared with 2005.  The reported net loss for 2006 was $23.1 million or $0.74 per share, compared with $24.4 million or $0.99 per share for 2005.  The net loss for 2006 was in line with the low end of the company’s projected net loss range for 2006.

          Vical completed three registered direct offerings in the second half of 2006, placing approximately 9.5 million shares of its common stock with institutional investors for estimated net proceeds of approximately $47 million.

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In the first transaction, in August 2006, the company placed approximately 2.1 million shares with Capital Group International for net proceeds of approximately $9.7 million.  Capital Group is a global investment manager with approximately $900 billion of assets in the American Funds family of mutual funds through its Capital Research and Management division, and approximately $300 billion of institutional investments under management through its Capital International division.  The firm has a track record of long-term investment driven by bottom-up fundamental research.

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In the second transaction, in October 2006, the company placed 2.5 million shares with a pair of institutional investors for net proceeds of approximately $12.4 million.  The size of the investment and the quality of the investors were significant factors in the decision to proceed.

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In the third transaction, also in October 2006, the company placed approximately 5 million shares with Temasek Holdings of Singapore, for net proceeds of $24.9 million dollars, making Temasek Vical’s largest shareholder.  Temasek is a private investment firm managing a diversified $80 billion dollar portfolio for only one client -- the government of Singapore.  Since Temasek was incorporated in 1974, it has generated total returns for its client of 18% compounded annually.

          As a result of the offerings, Vical had cash and investments of approximately $100 million at year-end 2006.  Vical’s net cash burn in 2006, excluding equity investments, was approximately $21 million.

          2007 Outlook

          The company is projecting a net loss for 2007 of between $32 million and $35 million and a net cash burn, excluding equity investments, of $27 million to $30 million.  The increase in projected net loss reflects:

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Increasing activity in the company’s Phase 3 trial of its Allovectin-7(R) cancer immunotherapeutic as first-line therapy in chemotherapy-naive patients with recurrent Stage III or IV metastatic melanoma, which is being funded through cash payments and equity investments by AnGes MG, Inc., under a collaborative agreement;

*	Increasing enrollments in the company’s Phase 2 trial of its candidate DNA vaccine against cytomegalovirus (CMV) in donors and patients undergoing stem cell transplants; and

*	Initiation of a Phase 1 trial with the company’s avian influenza vaccine candidate to evaluate safety and immunogenicity in healthy volunteers.

Additional expectations for 2007 include:

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Preliminary evaluation of efficacy by the company’s licensee, AnGes MG, Inc., in the Japanese Phase 3 angiogenesis trial involving DNA-based delivery of Hepatocyte Growth Factor (HGF), an angiogenic growth factor, in patients with advanced peripheral arterial disease. Although enrollment and treatment in the trial are ongoing, if the results are sufficiently positive, AnGes hopes that it might be able to file for marketing approval in Japan based on data from patients already enrolled.

*	Conditional approval of a DNA vaccine to prevent recurrence of melanoma in dogs for the company’s licensee, Merial Ltd., a joint venture of Merck & Co., Inc., and Sanofi Aventis Group;

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Initiation of a Phase 3 trial by the company’s licensee, Sanofi Aventis Group, for the gene-based delivery of Fibroblast Growth Factor 1 (FGF-1), an angiogenic growth factor, intended to promote the growth of blood vessels in patients with reduced blood flow to the limbs; and

*	Release of data from DNA vaccine clinical trials conducted by the NIH for HIV and Severe Acute Respiratory Syndrome (SARS).

          Conference Call

          Vical will conduct a conference call and webcast to discuss the financial results and program updates with invited analysts and institutional investors today, February 20, at noon Eastern Time.  The call and webcast are open on a listen-only basis to any interested parties.  To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants. A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 7937554.  The call also will be available live and archived through the events page at www.vical.com.  For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Vical

          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company is developing certain infectious disease vaccines and cancer therapeutics internally.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          Forward-Looking Statements

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including:  whether the company will achieve levels of revenues and control expenses to meet projected financial performance; whether Vical or others will continue development of Allovectin-7(R), the company’s CMV vaccine candidate, the company’s avian influenza vaccine candidate, the angiogenesis product candidates, the melanoma vaccine for dogs, or any other product candidates being developed by Vical, its collaborators or licensees; whether Vical, its collaborators or licensees will be able to recruit patients into clinical trials as planned, if at all; whether Vical will receive all of the clinical trial funding from AnGes under the collaborative agreement, which will depend on continued development of Allovectin-7(R) and certain other conditions, as well as AnGes’ compliance with its contractual obligations under the agreement; whether preliminary evaluation by AnGes MG of its angiogenesis product candidate will yield results sufficient to support filing for Japanese marketing approval; whether conditional approval will be granted for Merial’s melanoma vaccine for dogs; whether Sanofi Aventis will initiate a Phase 3 trial of its FGF-1 angiogenesis product in 2007, if at all; whether the NIH will release data from its HIV or SARS vaccine trials in 2007, if at all; whether Allovectin-7(R), the company’s CMV vaccine candidate, the company’s avian influenza vaccine candidate, the angiogenesis product candidates, the melanoma vaccine for dogs, or any other product candidates being developed by Vical, its collaborators or licensees will be shown to be safe and effective in clinical trials; the timing, nature and cost of clinical trials; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:	Alan R. Engbring
Executive Director, Investor Relations

Jill M. Church
Vice President and Chief Financial Officer

(858) 646-1127
Website: www.vical.com

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Statements of Operations
(in thousands, except per share amounts)	2006	2005	2006	2005

Revenues:
Contract and grant revenue	$1,122	$511	$14,213	$5,953
License and royalty revenue	181	1,294	527	6,050
Total revenues	1,303	1,805	14,740	12,003
Operating expenses:
Research and development	5,661	4,291	18,514	17,772
Manufacturing and production	2,638	1,962	13,588	12,203
General and administrative	2,303	1,754	9,055	7,679
Total operating expenses	10,602	8,007	41,157	37,654
Loss from operations	(9,299)	(6,202)	(26,417)	(25,651)
Net investment income	1,377	536	3,269	1,294
Net loss	$(7,922)	$(5,666)	$(23,148)	$(24,357)
Basic and diluted net loss per share	$(0.21)	$(0.20)	$(0.74)	$(0.99)
Shares used to calculate basic and diluted net loss per share	37,819	27,738	31,434	24,581

	December 31,
Balance Sheets
(in thousands)	2006	2005

Assets:
Cash, cash equivalents, and marketable securities	$100,393	$66,486
Other current assets	5,049	5,778
Total current assets	105,442	72,264
Property and equipment, net	13,500	15,170
Other assets	6,307	7,096
Total assets	$125,249	$94,530
Liabilities and stockholders’ equity:
Current liabilities	$8,153	$8,780
Long-term obligations	2,973	5,444
Stockholders’ equity	114,123	80,306
Total liabilities and stockholders’ equity	$125,249	$94,530

SOURCE  Vical Incorporated
          -0-                                               02/20/2007
          /CONTACT:  Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127/
          /Web site:  http://www.vical.com /
          (VICL)